www.entremed.com

FOR IMMEDIATE RELEASE:

May 15, 2013

ENTREMED REPORTS FIRST QUARTER 2013

FINANCIAL RESULTS

ROCKVILLE, MD – May 15, 2013 – EntreMed, Inc. (NASDAQ: ENMD), a clinical-stage pharmaceutical company, today reported financial results for the three months ended March 31, 2013.

The Company reported a net loss for the first quarter of approximately ($1.1 million), or ($0.05) per share, compared with a net loss of ($2.5 million), or ($0.23) per share, for the same period last year. The reported net loss for the three months ended March 31, 2012 included non-cash interest charges totaling approximately $0.9 million associated with the Company’s 2012 financing, recorded in accordance with US generally accepted accounting principles. For the three months ended March 31, 2012, the net loss, excluding non-cash interest expense, was ($1.6 million), or ($0.16) per share.

As of March 31, 2013, EntreMed had cash and cash equivalents of approximately $18.3 million, which includes approximately $10.3 million in net proceeds from a financing which was completed on March 14, 2013.

Sara B. Capitelli, Vice President, Finance and Principal Accounting Officer, commented, “Our financial resources were dedicated primarily to the clinical development of our lead drug candidate, ENMD-2076. Our financial results for the first quarter are in line with our expectations. Research and development expenses for the first quarter of 2013 decreased compared to the previous year, reflecting the absence of severance related costs in the 2013 period, offset by increased costs associated with the clinical development of ENMD -2076 in the U.S. and China during 2013. Our general and administrative expenses for the first quarter of 2013 also decreased compared to the previous year, reflecting reduced personnel costs, the effect of cost savings initiatives and optimization of our organizational structure. We anticipate research and development expenses to increase in 2013 as we execute on our clinical development plan in the US and China.”

Dr. Ken Ren, Chief Executive Officer, commented, “We start this next quarter with continued excitement, a balance sheet further strengthened by our recent financing led by Kleiner Perkins Caufield Byers China, and the support of additional new Board members. We will continue to execute on our China-US development strategy and steadily move our ENMD-2076 program forward, as well as seek additional pipeline opportunities.”

EntreMed, Inc. / 9620 Medical Center Drive / Suite 300 / Rockville, MD 20850

Phone 240.864.2600 /Fax 301.315.2437

About EntreMed

EntreMed is a clinical-stage pharmaceutical company employing a drug development strategy primarily in the United States and China to develop targeted therapeutics for the global market. Its lead compound, ENMD-2076, a selective angiogenic kinase inhibitor, has completed several Phase 1 studies in solid tumors, multiple myeloma, and leukemia, and is currently completing a multi-center Phase 2 study in ovarian cancer. EntreMed is currently conducting a Phase 2 study of ENMD-2076 in triple-negative breast cancer and a Phase 2 study of ENMD-2076 in advanced/metastatic soft tissue sarcoma. The Company is headquartered in Rockville, Maryland and has local operations in Beijing, China. Additional information about EntreMed is available on the Company’s web site at www.entremed.com and in various filings with the Securities and Exchange Commission (the SEC).

About ENMD-2076

ENMD-2076 is an orally-active, Aurora A/angiogenic kinase inhibitor with a unique kinase selectivity profile and multiple mechanisms of action. ENMD-2076 has been shown to inhibit a distinct profile of angiogenic tyrosine kinase targets in addition to the Aurora A kinase. Aurora kinases are key regulators of mitosis (cell division), and are often over-expressed in human cancers. ENMD-2076 also targets the VEGFR, Flt-3 and FGFR3 kinases which have been shown to play important roles in the pathology of several cancers. ENMD-2076 has shown promising activity in Phase 1 clinical trials in solid tumor cancers, leukemia, and multiple myeloma, and is currently completing a Phase 2 trial for ovarian cancer. EntreMed, Inc. is currently conducting a dual-institutional Phase 2 study of ENMD-2076 in triple-negative breast cancer and a Phase 2 study in advanced/metastatic soft tissue sarcoma. ENMD-2076 has received orphan drug designation from the FDA for the treatment of ovarian cancer, multiple myeloma and acute myeloid leukemia.

Forward Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the outlook for expectations for future financial or business performance, strategies, expectations and goals. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and no duty to update forward-looking statements is assumed.

Actual results could differ materially from those currently anticipated due to a number of factors, including: the risk that we may be unable to continue as a going concern as a result of our inability to raise sufficient capital for our operational needs; the possibility that we may be delisted from trading on the Nasdaq Capital Market; the volatility of our common stock; the difficulty of executing our business strategy in China; our inability to enter into strategic partnerships for the development, commercialization, manufacturing and distribution of our proposed product candidate or future candidates; risks relating to the need for additional capital and the uncertainty of securing additional funding on favorable terms; declines in actual sales of Thalomid® resulting in reduced or no royalty payments; risks associated with our product candidates; any early-stage products under development; results in preclinical models are not necessarily indicative of clinical results; uncertainties relating to preclinical and clinical trials, including delays to the commencement of such trials; the lack of success in the clinical development of any of our products; dependence on third parties; and risks relating to the commercialization, if any, of our proposed products (such as marketing, safety, regulatory, patent, product liability, supply, competition and other risks). Such factors, among others, could have a material adverse effect upon our business, results of operations and financial condition. We caution readers not to place undue reliance on any forward-looking statements, which only speak as of the date made. Additional information about the factors and risks that could affect our business, financial condition and results of operations, are contained in our filings with the U.S. Securities and Exchange Commission (“SEC”), which are available at www.sec.gov.

COMPANY CONTACT:

Investor Relations

EntreMed, Inc.

240.864.2643

investorrelations@entremed.com

(Financial Table Attached)

-more-

ENTREMED, INC.

SUMMARY OF OPERATING RESULTS

Three Months Ended

March 31,

	2013	2012

Total revenues	$0	$0

Research and development	$506,375	$561,249

General and administrative	$629,902	$1,096,746

Interest expense (income), net	$(390)	$875,863

Net Loss	$(1,135,887)	$(2,533,858)

Net loss per share attributable to common shareholders (basic and diluted)	$(0.05)	$(0.23)

Weighted average number of shares outstanding (basic and diluted)	23,357,782	12,158,124

Cash and cash equivalents	$18,270,729	$11,345,510

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